Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 8, 2005, except for the restatement described in Note 16 to the consolidated financial statements and the matter described in Management’s Report on Internal Control Over Financial Reporting (restated) concerning disclosures for pro forma stock-based employee compensation expense, as to which the date is November 30, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Advent Software, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated April 8, 2005 relating to the financial statement schedule, which appears in the Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
November 30, 2005